Exhibit 99.2

Special Attention

October 30, 2009
Bulletin No. 1338

Third Quarter 2009 Operating Results

Dear Chief Executive Officer:

The Federal Home Loan Bank of San Francisco has announced operating results for the third quarter of 2009. The results were prepared from unaudited financial information.

For the third quarter of 2009, the Bank reported a net loss of $85 million, compared with net income of $101 million for the third quarter of 2008. The loss in the third quarter of 2009 reflected several factors, which are discussed in the operating results. The most significant factor was a credit-related other-than-temporary-impairment (OTTI) charge of $316 million on certain private-label residential mortgage-backed securities (MBS).

The credit-related OTTI charge of $316 million resulted from an increase in projected losses on the collateral underlying the Bank's private-label residential MBS. Each quarter, we update our OTTI analysis to reflect current and anticipated housing market conditions and updated information on the loans supporting the Bank's private-label residential MBS, and we revise the assumptions in our collateral loss projection models based on more recent information. The increase in projected collateral loss rates in our OTTI analysis for the third quarter of 2009 was caused by increases in projected loan defaults and in the projected severity of losses on defaulted loans. Several factors contributed to these increases, including lower forecasted housing prices, greater-than-expected deterioration in the credit quality of the loan collateral, and changes to our collateral loss projection model assumptions that resulted in slower projected prepayment speeds-leading to an increase in projected loan defaults-and in higher projected losses on defaulted loans.

The non-credit-related component of the OTTI on these securities was $1.1 billion, which was recognized in other comprehensive income. The non-credit-related impairment was primarily related to securities that were identified as other-than-temporarily impaired for the first time in the third quarter of 2009 as a result of the updated OTTI analysis. The continued severe lack of liquidity in the private-label residential MBS market adversely affected the valuation of these private-label residential MBS, contributing to the large non-credit-related OTTI charge recorded in other comprehensive income.

We intend to hold all of the affected securities to maturity. The amount of the non-credit impairment for each security will be accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected. As of September 30, 2009, the total amount of non-credit-related impairment recognized in accumulated OCI was $3.6 billion, and the estimated weighted average life of the affected securities was approximately four years.

As of September 30, 2009, we were in compliance with all of our regulatory capital requirements. Our total regulatory capital-to-assets ratio was 6.85%, exceeding the 4.00% requirement, and our risk-based capital was $14.5 billion, exceeding the $7.3 billion requirement.

The Bank continues to focus on preserving capital in response to the ongoing challenges in the housing and mortgage markets and the possibility of future OTTI charges. In light of these challenges, the Bank will not pay a dividend for the third quarter of 2009. In addition, we will not repurchase excess capital stock during the fourth quarter of 2009. We will continue to monitor the condition of our MBS portfolio, our overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information in determining the status of dividends and capital stock repurchases in future quarters.

We are mindful that these actions create challenges for our members, and we appreciate your understanding and support as we continue to take actions to strengthen the Bank in these difficult times. We remain fully committed to our primary mission of providing liquidity to our members while preserving the Bank's long-term financial stability and protecting our members' collective investment in the Bank.

For a fuller explanation of our financial results and the other issues mentioned here, please review our operating results and Q&A, which are available on our website. If you have any questions about these results, please contact your Relationship Manager or any member of the Bank's senior management.

Sincerely,

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates and other-than-temporary impairment charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "intend," "will," "possibility," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.